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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 9, 2000 relating to the financial statements and financial statement schedule of Varian Medical Systems, Inc., which appears in Varian Medical Systems, Inc.'s Annual Report on Form 10-K for the year ended September 29, 2000.

We also consent to the incorporation by reference in this Registration Statement of our reports dated April 13, 2001 relating to the financial statements, which appear in the Annual Report of Varian Medical Systems, Inc. Retirement Plan on Form 11-K for the year ended September 30, 2000.


/s/ PricewaterhouseCoopers LLP


San Jose, California
June 20, 2001